MANAGEMENT'S REPORT
Savannah Electric and Power Company 1997 Annual Report

The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.

/s/G. Edison Holland, Jr.
   G. Edison Holland, Jr.
   President and Chief Executive Officer

/s/K. R. Willis
   K. R. Willis
   Vice-President
   Treasurer, Secretary and Chief Financial Officer



February 11, 1998
                                       1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 9-20) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






/s/Arthur Andersen LLP
   Atlanta, Georgia
   February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1997 Annual Report

RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1997 totaled $23.8 million, representing a $0.1 million decrease from the prior year. This (0.4) percent change in earnings from 1996 is principally the result of an increase in other operation expense, partially offset by an increase in other income, net.

     In 1996, earnings were $23.9 million, representing a $0.5 million (2.3 percent) increase from the prior year. This was principally the result of increased retail energy sales primarily attributable to an increase in the number of customers served.

Revenues

Total revenues for 1997 were $226.3 million, reflecting a (3.3) percent decrease compared to 1996. The following table summarizes revenue increases and decreases compared to prior years:

                                          Increase (Decrease)
                                            From Prior Year
                               --------------------------------------
                                    1997         1996        1995
                               --------------------------------------
  Retail --                                (in thousands)
     Sales growth                $ 7,664      $ 3,679    $  1,068
     Weather                      (6,186)      (2,813)      6,232
     Fuel cost recovery
       and other                 (10,002)      12,365       6,177
  -------------------------------------------------------------------
  Total retail                    (8,524)      13,231      13,477
  -------------------------------------------------------------------
  Sales for resale--
     Non-affiliates                1,469          147      (2,935)
     Affiliates                   (1,078)      (4,070)        754
  -------------------------------------------------------------------
  Total sales for resale             391       (3,923)     (2,181)
  -------------------------------------------------------------------
  Other operating revenues           336         (963)      2,648
  -------------------------------------------------------------------
  Total operating revenues       $(7,797)     $ 8,345     $13,944
  ===================================================================
  Percent change                    (3.3)%        3.7%        6.6%
  -------------------------------------------------------------------

     Retail revenues declined 3.7 percent in 1997, compared to an increase of
6.2 percent in 1996. The decline in 1997 retail revenues is attributable to the mild summer weather and a decrease in fuel cost recovery revenues, somewhat offset by customer growth and higher demand from a large industrial customer. Under the Company's fuel cost recovery provisions, fuel revenues--including purchased energy--generally equal fuel expense and have no effect on earnings.

    The increase in 1996 retail revenues was attributable to an increase in the number of customers served and an increase in fuel cost recovery revenues. Industrial energy sales were lower primarily due to a decrease in the demand of a major customer.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Capacity revenues remained unchanged in 1997. The capacity and energy components were as follows:

                     1997             1996          1995
                 ----------------------------------------
                             (in thousands)
Capacity            $  2            $    2        $    3
Energy               746             1,329         1,250
---------------------------------------------------------
Total               $748            $1,331        $1,253
=========================================================

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

     Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1997 and the percent change by year were as follows:

                          KWH                Percent Change
                      ------------     ---------------------------
                         1997             1997     1996      1995
                      ------------     ---------------------------
                       (millions)
Residential                 1,428         (1.9)%    3.9%     8.0%
Commercial                  1,156          1.3      3.8       5.1
Industrial                    881          5.1     (5.5)     11.0
Other                         125         (1.4)     0.1       5.4
                      ------------
Total retail                3,590          0.8      1.4       7.7
Sales for resale
  Non-affiliates               94          2.9      4.4     (56.5)
  Affiliates                   55         30.4    (34.4)    (31.5)
                      ------------
Total                       3,739          1.2 %    0.8%      3.1%
===================================================================

Savannah Electric and Power Company 1997 Annual Report

Expenses

Total operating expenses for 1997 were $189.1 million, reflecting a $6.1 million decrease from 1996. Major components of this decrease include a $16.5 million reduction in purchased power from affiliates, partially offset by increases of $6.4 million in fuel and $3.7 million in other operation expenses. The decline in purchased power from affiliates was due primarily to an increase in internal generation and to an adjustment in affiliated billings. The increase in fuel expense was primarily attributable to higher generation and to fuel mix. The increase in other operation expense primarily resulted from a one-time charge for work force reductions of $1.9 million, and expenses associated with the implementation of a new computer software system.

     In 1996, total operating expenses were $195.2 million, reflecting an $7.7 million increase over 1995. This increase includes $5.3 million in purchased power from affiliates and $3.8 million in fuel, partially offset by a $1.2 million reduction in other operation expenses. The increase in purchased power from affiliates was due to an increase in the unit cost of purchased power. The increase in fuel expense was primarily attributable to higher generation and an increase in the unit cost of gas. The reduction in other operation expense primarily resulted from the demand-side management program being discontinued in December 1995.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed and the availability of units.

     The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, the average cost of purchased power per net kilowatt-hour, and the total average cost of energy supply were as follows:

                                         1997     1996     1995
                                      --------------------------
 Total energy supply
    (millions of kilowatt-hours)        3,964    3,917    3,908
 Sources of energy supply
    (percent) --
      Coal                                 34       28       24
      Oil                                   -        -        -
      Gas                                   5        3        6
      Purchased Power                      61       69       70
 Average cost of fuel per net
    Kilowatt-hour generated
    (cents) --
      Coal                               1.91     1.76     1.77
      Oil                                4.73     5.79     5.14
      Gas                                4.62     8.89     3.76
 Average cost of purchased
    power per net kilowatt-
    hour (cents)                         1.86     2.25     2.02
 Total average cost of
    energy supply (cents)                2.02     2.30     2.07
 ---------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Savannah Electric and Power Company 1997 Annual Report

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Savannah Electric currently operates as a vertically integrated utility providing electricity to customers within the traditional service area of southeastern Georgia. Prices for electricity provided by the Company to retail customers are set by the Georgia Public Service Commission(GPSC).

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

     The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

     Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Georgia, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the Company. The Company is attempting to minimize or reduce its cost exposure.

     Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

     The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue--common to most corporations--concerns the inability of certain software and databases to properly recognize date sensitive information related to the year 2000 and thereafter. This problem could result in a material disruption to the Company's operation, if not corrected. The Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project for Southern Company are estimated to be approximately $85 million, of which $8 million was spent in 1997. The Company's total costs related to the project are estimated to be approximately $1 million, of which $0.2 million was spent in 1997. Most all remaining costs will be expensed in 1998. Implementation is currently on schedule. The degree of success of this project cannot be determined at this time. However, management believes that the final outcome will not have a material adverse affect on the operations of the Company.

     Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Savannah Electric and Power Company 1997 Annual Report

     Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

     The Company is subject to the provisions of Financial Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1997, exposure from these activities was not material to the Company's financial statements.

New Accounting Standards

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other non-owner changes in equity. The Company will adopt this statement in 1998.

     The FASB has issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the new rules in 1997, which do not have a significant impact on the Company's financial reporting. However, this conclusion may change as industry restructuring and competitive factors influence the Company's operations.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1997 was the addition of $19 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Capital Structure

As of December 31, 1997, the Company's capital structure consisted of 49.7 percent common equity, 9.9 percent preferred stock and 40.4 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 48 percent, preferred stock at 10 percent and debt at 42 percent.

     In April 1997, the Company issued $14 million of variable interest rate pollution control obligations maturing in 2037. Maturities and retirements of long-term debt were $14 million in 1997, $29 million in 1996 and $29 million in 1995.

     In March 1996, the Company entered into a fifteen year variable rate capital lease agreement with the Savannah Economic Development Authority for a coal ship docking and unloading facility at Plant Kraft.

Savannah Electric and Power Company 1997 Annual Report

     The composite interest rates and dividend rate for the years 1995 through 1997 as of year-end were as follows:

                                    1997       1996      1995
                                -------------------------------
Composite interest rates
   on long-term debt                 6.9%       7.0%      7.5%
Preferred stock dividend rate        6.6%       6.6%      6.6%
---------------------------------------------------------------

     The Company's current securities ratings are as follows:
                                                      Standard
                                         Moody's      & Poor's
                                       --------------------------

First Mortgage Bonds                       A1                AA-
Preferred Stock                           "a2"               A
-----------------------------------------------------------------

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $66 million ($22 million in 1998, $23 million in 1999, and $21 million in 2000). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. The Company does not have any traditional baseload generating plants under construction, and current energy demand forecasts do not require any additional traditional baseload facilities until well into the future. Construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $23 million will be needed by the end of 2000 for maturities of long-term debt and present sinking fund requirements.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--significantly affected the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units, which included four of the Company's units, were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

     Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $2 million for Savannah Electric.

     For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as necessary to meet Phase II limits. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures for Southern Company of approximately $70 million, of which $55 million remains to be spent. Phase II compliance is not expected to have a material impact on Savannah Electric.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule that could require substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant

Savannah Electric and Power Company 1997 Annual Report

emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1997, the Company had $6.1 million of cash and $20.5 million of unused short-term credit arrangements with banks to meet its short-term cash needs. Revolving credit arrangements of $20 million, which expire December 31, 2000, are also used to meet short-term cash needs and to provide additional interim funding for the Company's construction program. Of the revolving credit arrangements, $20 million remained unused at December 31, 1997.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulation, will be derived from sources similar to those used in the past. These sources were primarily from the issuances of first mortgage bonds, other long-term debt and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities, to meet long-term external financing requirements. The Company plans to issue unsecured debt in 1998. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking Information

Savannah Electric and Power Company's 1997 Annual Report contains forward-looking statements in addition to historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies--including acquisitions or dispositions of assets or internal restructuring--that may be pursued by the company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Savannah Electric and Power Company 1997 Annual Report

================================================================================================================================
                                                                                           1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Operating Revenues (Note 1):
Revenues                                                                              $ 224,225       $ 230,944       $ 218,529
Revenues from affiliates                                                                  2,052           3,130           7,200
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                                226,277         234,074         225,729
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                                                  35,563          29,139          25,386
   Purchased power from non-affiliates                                                    2,347           2,350           2,139
   Purchased power from affiliates                                                       42,107          58,591          53,252
   Other                                                                                 47,735          44,007          45,214
Maintenance                                                                              13,236          14,140          13,668
Depreciation and amortization (Note 1)                                                   20,152          19,113          18,949
Taxes other than income taxes                                                            11,494          11,675          11,465
Federal and state income taxes (Notes 1 and 6)                                           16,419          16,175          17,378
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                189,053         195,190         187,451
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         37,224          38,884          38,278
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                                239             317             163
Interest income                                                                             279             201             164
Other, net                                                                                 (781)         (1,756)           (618)
Income taxes applicable to other income (Notes 1 and 6)                                   1,233           1,034             651
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                           38,194          38,680          38,638
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                               10,907          11,563          12,380
Allowance for debt funds used during construction (Note 1)                                 (164)           (333)           (450)
Interest on notes payable                                                                   172             229             135
Amortization of debt discount, premium, and expense, net                                    739             579             448
Other interest charges                                                                      369             378             406
--------------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                                     12,023          12,416          12,919
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               26,171          26,264          25,719
Dividends on Preferred Stock                                                              2,324           2,324           2,324
--------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                         $  23,847       $  23,940       $  23,395
================================================================================================================================


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995

--------------------------------------------------------------------------------------------------------------------------------
                                                                                           1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Balance at Beginning of Period                                                        $ 109,373       $ 105,033       $  99,216
Net income after dividends on preferred stock                                            23,847          23,940          23,395
Cash dividends on common stock                                                          (20,500)        (19,600)        (17,600)
Preferred stock transactions, net                                                             -               -              22
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 10)                                                    $ 112,720       $ 109,373      $ 105,033
================================================================================================================================
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1997 and 1996
Savannah Electric and Power Company 1997 Annual Report
================================================================================================================================
Assets                                                                                              1997                   1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Utility Plant:
Plant in service, at original cost (Notes 1, 4, 5, and 8)                                      $ 760,694              $ 739,461
Less accumulated provision for depreciation                                                      321,509                304,760
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 439,185                434,701
Construction work in progress                                                                      7,709                 13,463
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            446,894                448,164
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                     1,783                  1,785
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                          6,144                  5,214
Special deposits                                                                                      94                  1,395
Receivables-
   Customer accounts receivable                                                                   21,148                 18,827
   Other accounts and notes receivable                                                               720                    769
   Affiliated companies                                                                            1,128                    844
   Accumulated provision for uncollectible accounts                                                 (354)                  (632)
   Fuel cost under recovery                                                                        7,694                  7,289
Fossil fuel stock, at average cost                                                                 5,205                  5,892
Materials and supplies, at average cost (Note 1)                                                   6,980                  8,013
Prepayments                                                                                        5,922                  4,789
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             54,681                 52,400
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 6)                                                 17,267                 19,167
Debt issue expense, being amortized                                                                2,255                  2,605
Premium on reacquired debt, being amortized                                                        7,121                  7,142
Prepaid pension costs (Note 2)                                                                     3,424                  1,347
Cash surrender value of life insurance for deferred compensation plans                            12,130                 10,288
Miscellaneous                                                                                      1,797                  2,002
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             43,994                 42,551
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                   $ 547,352              $ 544,900
================================================================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1997 and 1996
Savannah Electric and Power Company 1997 Annual Report
================================================================================================================================
 CAPITALIZATION AND LIABILITIES                                                                     1997                   1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                            $ 175,631              $ 172,284
Preferred stock                                                                                   35,000                 35,000
Long-term debt                                                                                   142,846                164,406
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            353,477                371,690
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year (Note 9)                                                 21,764                    637
Notes payable                                                                                          -                  5,000
Accounts payable-
   Affiliated companies                                                                            6,025                  6,374
   Other                                                                                           7,862                 10,201
Customer deposits                                                                                  5,541                  5,232
Taxes accrued-
   Federal and state income                                                                          534                      -
   Other                                                                                           2,791                  1,015
Interest accrued                                                                                   4,963                  5,275
Vacation pay accrued                                                                               1,893                  2,038
Miscellaneous                                                                                      9,031                  7,470
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             60,404                 43,242
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 6)                                                        80,697                 76,654
Accumulated deferred investment tax credits (Note 6)                                              12,607                 13,271
Deferred credits related to income taxes (Note 6)                                                 21,469                 22,792
Deferred compensation plans                                                                        9,272                  8,602
Postretirement benefits (Note 2)                                                                   6,011                  5,472
Miscellaneous                                                                                      3,415                  3,177
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            133,471                129,968
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 4, 5, and 8)
Total Capitalization and Liabilities                                                           $ 547,352              $ 544,900
================================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Savannah Electric and Power Company 1997 Annual Report
======================================================================================================================

                                                                     1997            1996        1997        1996
----------------------------------------------------------------------------------------------------------------------
                                                                      (in thousands)            (percent of total)
Common Stock Equity (Note 10):
Common stock, par value $5 per share --
     Authorized -- 16,000,000 shares
     Outstanding -- 10,844,635 shares in
         1997 and 1996                                          $  54,223       $  54,223
Paid-in capital                                                     8,688           8,688
Retained earnings                                                 112,720         109,373
----------------------------------------------------------------------------------------------------------------------
Total common stock equity                                         175,631         172,284          49.7%        46.4%
----------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (Note 7):
$25 par value --
     Authorized -- 2,200,000 shares
         6.64% Series -- Outstanding -- 1,400,000 shares          35,000           35,000
----------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,324,000)                 35,000           35,000           9.9         9.4
----------------------------------------------------------------------------------------------------------------------
Long-Term Debt (Note 8):
First mortgage bonds --
     Maturity                         Interest Rates
     July 1, 2003                     6 3/8%                       20,000          20,000
     May 1, 2006                      6.90%                        20,000          20,000
     July 1, 2022                     8.30%                        30,000          30,000
     July 1, 2023                     7.40%                        25,000          25,000
     May 1, 2025                      7 7/8%                       15,000          15,000
----------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                        110,000         110,000
Pollution control obligations (Note 8)                             17,955          17,955
Other long-term debt (Note 8)                                      36,655          37,088
----------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $11,380,000)                                  164,610         165,043
Less amount due within one year (Note 9)                           21,764             637
----------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year               142,846         164,406          40.4        44.2
----------------------------------------------------------------------------------------------------------------------
Total Capitalization                                            $ 353,477       $ 371,690         100.0%       100.0%
======================================================================================================================
The accompanying notes are an integral part of these statements



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
Savannah Electric and Power Company 1997 Annual Report
=======================================================================================================================
                                                                               1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
Operating Activities:
Net income                                                                 $ 26,171         $ 26,264         $  25,719
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                       21,083           20,246            20,535
         Deferred income taxes and investment tax credits                     3,841            7,482             4,359
         Allowance for equity funds used during construction                   (239)            (317)             (163)
         Other, net                                                          (2,577)            (641)               35
         Changes in certain current assets and liabilities --
            Receivables, net                                                 (3,239)            (641)           (6,241)
            Inventories                                                       1,720              410             2,318
            Payables                                                         (1,608)           4,242             2,213
            Taxes accrued                                                     2,310             (569)              451
            Other                                                             2,357           (4,038)           (2,299)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  49,819           52,438            46,927
-----------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                    (18,846)         (28,950)          (26,503)
Other                                                                        (1,418)          (3,173)            3,198
-----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                      (20,264)         (32,123)          (23,305)
-----------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     First mortgage bonds                                                         -           20,000            15,000
     Pollution control obligations                                           13,870                -                 -
     Other long-term debt                                                         -           17,000            33,500
Retirements:
     First mortgage bonds                                                         -          (29,400)          (29,250)
     Pollution control bonds                                                (13,870)               -                 -
     Other long-term debt                                                      (433)            (397)          (23,003)
Notes payable, net                                                           (5,000)           1,000             1,500
Payment of preferred stock dividends                                         (2,324)          (2,324)           (2,324)
Payment of common stock dividends                                           (20,500)         (19,600)          (17,600)
Miscellaneous                                                                  (368)          (2,257)           (2,131)
-----------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                      (28,625)         (15,978)          (24,308)
-----------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                            930            4,337              (686)
Cash and Cash Equivalents at Beginning of Year                                5,214              877             1,563
-----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                   $  6,144         $  5,214         $     877
=======================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for-
     Interest (net of amount capitalized)                                   $11,619          $12,960           $12,775
     Income taxes                                                            11,150           10,926            11,316
-----------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1997 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company), is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements have been reclassified to conform with the current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                           1997          1996
                                    ---------------------------
                                             (in thousands)
Deferred income taxes                  $ 17,267      $ 19,167
Premium on reacquired debt                7,121         7,142
Deferred income tax credits             (21,469)      (22,792)
Storm damage reserves                    (1,500)         (900)
---------------------------------------------------------------
Total                                  $  1,419      $  2,617
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible accounts continued to average less than 1 percent of revenues.

Savannah Electric and Power Company 1997 Annual Report


Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.9 percent in 1997, 2.8 percent in 1996 and 2.9 percent in 1995. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
    (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 9.24 percent in 1997, 8.69 percent in 1996 and 7.42 percent in 1995.

Utility Plant

Utility plant is stated at original cost, which includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and AFUDC. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                         Long-Term Debt
                                    --------------------------
                                      Carrying           Fair
Year                                    Amount          Value
                                    --------------------------
                                             (in millions)
1997                                      $158           $161
1996                                       155            161
--------------------------------------------------------------

     The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Work Force Reduction Program

In 1997, the Company incurred a $1.9 million one-time charge to other operation expense for costs related to the implementation of a work force reduction program.

2.   RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Effective January 1, 1998, Savannah Electric and Power Company's pension plan was merged with the Southern Company plan. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "projected unit credit" actuarial

Savannah Electric and Power Company 1997 Annual Report


method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. Amounts funded are primarily invested in equity and fixed--income securities.

     FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Balance Sheets at December 31 are as follows:

                                                    Pension
                                        ---------------------------
                                               1997        1996
                                        ---------------------------
                                                 (in thousands)
Actuarial present value of
   benefit obligation:
      Vested benefits                       $40,240     $39,270
      Non-vested benefits                     3,350       2,939
----------------------------------------------------------------
Accumulated benefit obligation               43,590      42,209
Additional amounts related to
   projected salary increases                 8,130       7,705
----------------------------------------------------------------
Projected benefit obligation                 51,720      49,914
Less:
   Fair value of plan assets                 51,630      42,430
   Unrecognized net loss                      1,275       7,147
   Unrecognized prior service cost            1,884       1,240
   Unrecognized net transition
     obligation                                 355         444
----------------------------------------------------------------
Prepaid asset
   recognized in the Balance Sheets         $ 3,424     $ 1,347
================================================================

                                    Postretirement Benefits
                                    -------------------------
                                         1997           1996
                                   --------------------------
                                         (in thousands)
Actuarial present value of
  benefit obligation:
     Retirees and dependents          $12,509        $12,442
     Employees eligible to retire       1,923          1,614
     Other employees                    6,467          6,464
-------------------------------------------------------------
Accumulated benefit obligation         20,899         20,520
Less:
   Fair value of plan assets            3,859          2,473
   Unrecognized net loss                3,737          4,835
   Unrecognized transition
     Obligation                         7,407          7,900
-------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                 $ 5,896        $ 5,312
=============================================================

     The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                       1997     1996     1995
                                      --------------------------
  Discount                             7.50%    7.25%    7.25%
  Annual salary increase               5.00     4.75     4.75
  Long-term return on plan assets      8.50     8.75     8.75
  ---------------------------------------------------------------

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1997, by $1.4 million and the aggregate of the service and interest cost components of the net postretirement cost by $0.1 million.

     Components of the plans' net costs are shown below:

                                               Pension
                                     -----------------------------
                                          1997    1996     1995
                                     -----------------------------
                                            (in thousands)
Benefits earned during the year         $1,393   $1,352    $1,188
Interest cost on projected
   benefit obligation                    3,556    3,389     3,395
Actual (return) loss
   on plan assets                       (7,762)  (4,852)   (5,791)
Net amortization and deferral            4,735    2,439     4,125
------------------------------------------------------------------
Net pension cost                        $1,922   $2,328    $2,917
==================================================================

Savannah Electric and Power Company 1997 Annual Report

     Of the above net pension costs, $1.7 million in 1997, $2.0 million in 1996 and $2.4 million in 1995 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                        Postretirement Benefits
                                     -----------------------------
                                        1997      1996      1995
                                     -----------------------------
                                            (in thousands)
Benefits earned during the year       $  319    $  360    $  504
Interest cost on accumulated
  benefit obligation                   1,499     1,422     1,638
Amortization of transition
  Obligation                             494       494       723
Actual (return) loss
  on plan assets                        (346)     (145)      (34)
Net amortization and deferral            260       187        93
------------------------------------------------------------------
Net postretirement costs              $2,226    $2,318    $2,924
==================================================================

     Of the above net postretirement costs, $1.9 million in 1997, $2.0 million in 1996 and $2.4 million in 1995 were recorded in operating expenses. The remainder for each year was charged to construction and other accounts.

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan were $0.4 million for 1997, 1996 and 1995.

3.  REGULATORY MATTERS

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $22 million in 1998, $23 million in 1999 and $21 million in 2000. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing cost of labor, equipment and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants will continue.

5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt, preferred stock and capital contributions from Southern Company.

     The amounts of long-term debt and preferred stock that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations and other factors.

Bank Credit Arrangements

At the end of 1997, unused credit arrangements with five banks totaled $20.5 million and expire at various times during 1998.

     The Company's revolving credit arrangements of $20 million, of which $20 million remained unused as of December 31, 1997, expire December 31, 2000. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $10 million of bank debt is secured by a portion of the Plant Kraft

Savannah Electric and Power Company 1997 Annual Report


property and a second lien for a $14 million bank note is secured by a portion of the Plant McIntosh property.

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.2 million for 1997, $1.6 million for 1996, and $1.3 million for 1995. The Company entered into a 22.5 year lease agreement effective December 1, 1995 for 100 new aluminum rail cars at an annual cost of approximately $0.5 million. The rail cars are used to transport coal to one of the Company's generating plants.

     At December 31, 1997, estimated future minimum lease payments for non-cancelable operating leases were as follows:

                                               Amounts
                                         --------------------
                                           (in thousands)
1998                                         $1,077
1999                                            483
2000                                            483
2001                                            483
2002 and thereafter                           7,935
-------------------------------------------------------------

6.  INCOME TAXES

At December 31, 1997, tax-related regulatory assets and liabilities were $17 million and $21 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of income tax provisions are as follows:

                                       1997      1996       1995
                                 --------------------------------
                                         (in thousands)
Total provision for income taxes
Federal --
   Currently payable                 $9,743   $ 7,084    $10,427
   Deferred  -- current year          4,522     8,216      5,290
             -- reversal of
                prior years          (1,381)   (1,989)    (1,661)
-----------------------------------------------------------------
                                     12,884     13,311    14,056
-----------------------------------------------------------------
State --
   Currently payable                  1,603        575     1,941
   Deferred  -- current year            569      1,216       695
             -- reversal of
                prior years             130         39        35
-----------------------------------------------------------------
                                      2,302      1,830     2,671
-----------------------------------------------------------------
Total                                15,186     15,141    16,727
Less income taxes credited
   to other income                   (1,233)   (1,034)      (651)
-----------------------------------------------------------------
Total income taxes
   charged to operations            $16,419   $16,175    $17,378
=================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1997       1996
                                            --------------------
Deferred tax liabilities:                       (in thousands)
   Accelerated depreciation                  $72,663    $67,104
   Property basis differences                  8,034      9,550
   Other                                       5,850      5,703
----------------------------------------------------------------
Total                                         86,547     82,357
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  5,338      5,183
   Other                                       2,957      2,186
----------------------------------------------------------------
Total                                          8,295      7,369
----------------------------------------------------------------
Net deferred tax liabilities                  78,252     74,988
Portions included in current assets, net       2,445      1,666
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $80,697    $76,654
================================================================

     Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1997, 1996 and 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

Savannah Electric and Power Company 1997 Annual Report

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1997      1996     1995
                                    -----------------------------
   Federal statutory tax rate           35%       35%      35%
   State income tax, net of
      federal income tax benefit         4         3        4
   Other                                (2)       (1)       -
   --------------------------------------------------------------
   Effective income tax rate            37%       37%      39%
   ==============================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

7.  CUMULATIVE PREFERRED STOCK

The Company has outstanding 1,400,000 shares of 6.64% Series Preferred Stock which has redemption provisions of $26.66 per share plus accrued dividends if redeemed on or prior to November 1, 1998, and redemption provisions of $25 per share plus accrued dividends thereafter. Cumulative preferred stock dividends are preferential to the payment of dividends on common stock.

8.  LONG-TERM DEBT

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     In April 1997, the Company issued $14 million in variable rate pollution control obligations (bank note) maturing in 2037. The Company redeemed all of its remaining outstanding 6 3/4% Pollution Control Bonds due 2022.

     The sinking fund requirements of first mortgage bonds were satisfied by certifying property additions in 1997 and by cash redemption in 1996. The 1998 requirement will be satisfied by cash redemption. Sinking fund requirements and/or maturities through 2002 applicable to long-term debt are as follows:
$21.8 million in 1998; $0.6 million in 1999; $0.6 million in 2000; $10.5 million in 2001; and $0.4 million in 2002.

     Details of pollution control obligations and other long-term debt at December 31 are as follows:

                                             1997        1996
                                         ------------------------
                                             (in thousands)
Collateralized obligations incurred
in connection with the sale by public
authorities of tax-exempt pollution
control revenue bonds --
   Variable rate (4.20% at 1/1/98)
     due 2016                              $ 4,085     $ 4,085
   6 3/4% due 2022                               -      13,870
   Variable rate bank note
     (5.05% at 1/1/98) due 2037             13,870           -
Capital lease obligations --
   Coal unloading facility
     Variable rate (6.25% at 1/1/98)         5,867       6,667
   Transportation fleet                        788         421
Notes Payable --
   6.88% due 2001                           10,000      10,000
   Variable rate (6.06% at 1/1/98)
     due 1998                               15,000      15,000
   Variable rate (6.06% at 1/1/98)
     due 1998                                5,000       5,000
----------------------------------------------------------------
Total                                      $54,610     $55,043
================================================================

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     In March 1996, the Company entered into a fifteen year variable rate capital lease agreement with the Savannah Economic Development Authority for a coal ship docking and unloading facility at Plant Kraft.

Savannah Electric and Power Company 1997 Annual Report

9.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                  1997         1996
                                             -------------------------
                                                   (in thousands)
Bond sinking fund requirement                  $ 1,100        $1,100
Less:
   Portion to be satisfied by
     certifying property additions                   -         1,100
--------------------------------------------------------------------
Cash sinking fund requirement                    1,100             -
Other long-term debt maturities (Note 8)        20,664           637
--------------------------------------------------------------------
Total                                          $21,764        $  637
====================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

10.  COMMON STOCK DIVIDEND
     RESTRICTIONS

The Company's Charter and Indenture contain certain limitations on the payment of cash dividends on preferred and common stocks. At December 31, 1997, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

11.  QUARTERLY FINANCIAL INFORMATIO
     (Unaudited)

Summarized quarterly financial data for 1997 and 1996 are as follows (in thousands):

                                               Net Income After
                     Operating    Operating      Dividends on
Quarter Ended         Revenues      Income     Preferred Stock
-----------------------------------------------------------------

March 1997              $42,945      $ 6,117         $ 2,545
June 1997                52,516        8,626           5,136
September 1997           79,900       17,531          14,276
December 1997            50,916        4,950           1,890

March 1996              $50,575      $ 6,562         $ 2,740
June 1996                61,906        9,786           5,859
September 1996           73,359       16,542          12,815
December 1996            48,234        5,994           2,526
-----------------------------------------------------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.


SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1997 Annual Report

==============================================================================================================================
                                                                                          1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                     $226,277       $234,074        $225,729
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                                 $23,847        $23,940         $23,395
Cash Dividends on Common Stock (in thousands)                                          $20,500        $19,600         $17,600
Return on Average Common Equity (percent)                                                13.71          14.08           14.20
Total Assets (in thousands)                                                           $547,352       $544,900        $524,662
Gross Property Additions (in thousands)                                                $18,846        $28,950         $26,503
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                   $175,631       $172,284        $167,812
Preferred stock                                                                         35,000         35,000          35,000
Preferred and preference stock subject
     to mandatory redemption                                                                 -              -               -
Long-term debt                                                                         142,846        164,406         153,679
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         $353,477       $371,690        $356,491
==============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       49.7           46.4            47.1
Preferred and preference stock                                                             9.9            9.4             9.8
Long-term debt                                                                            40.4           44.2            43.1
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0          100.0           100.0
==============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                       -         20,000          15,000
Retired                                                                                      -         29,400          29,250
Preferred and Preference Stock (in thousands):
Issued                                                                                       -              -               -
Retired                                                                                      -              -               -
------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A1             A1              A1
     Standard and Poor's                                                                   AA-             A+              A+
Preferred Stock -
     Moody's                                                                              ""a2"          ""a2"           ""a2"
     Standard and Poor's                                                                     A              A               A
------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                            109,092        106,657         104,624
Commercial                                                                              14,233         13,877          13,339
Industrial                                                                                  64             65              65
Other                                                                                    1,129          1,097           1,048
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  124,518        121,696         119,076
==============================================================================================================================
Employees (year-end)                                                                       535            571             584

Note:
NR = Not Rated



SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1997 Annual Report

==================================================================================================================
                                                                              1994           1993            1992
------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                         $211,785       $218,442        $197,761
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                     $22,110        $21,459         $20,512
Cash Dividends on Common Stock (in thousands)                              $16,300        $21,000         $22,000
Return on Average Common Equity (percent)                                    14.00          13.73           12.89
Total Assets (in thousands)                                               $518,305       $527,187        $352,175
Gross Property Additions (in thousands)                                    $30,078        $72,858         $30,132
------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                       $161,581       $154,269        $158,376
Preferred stock                                                             35,000         35,000          20,000
Preferred and preference stock subject
     to mandatory redemption                                                     -              -               -
Long-term debt                                                             155,922        151,338         110,767
------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                             $352,503       $340,607        $289,143
==================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                           45.8           45.3            54.8
Preferred and preference stock                                                 9.9           10.3             6.9
Long-term debt                                                                44.3           44.4            38.3
------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                100.0          100.0           100.0
==================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                           -         45,000          30,000
Retired                                                                      5,065              -          38,750
Preferred and Preference Stock (in thousands):
Issued                                                                           -         35,000               -
Retired                                                                          -         20,000               -
------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                    A1             A1              A1
     Standard and Poor's                                                         A              A               A
Preferred Stock -
     Moody's                                                                  ""a2"          ""a2"           ""a2"
     Standard and Poor's                                                        A-             A-              A-
------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                103,199        101,032          99,164
Commercial                                                                  13,015         12,702          12,416
Industrial                                                                      65             69              73
Other                                                                        1,007            957             940
------------------------------------------------------------------------------------------------------------------
Total                                                                      117,286        114,760         112,593
==================================================================================================================
Employees (year-end)                                                           616            665             688

Note:
NR = Not Rated


                                       22A

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1997 Annual Report

=======================================================================================================================
                                                                                 1991           1990            1989
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                            $189,646       $205,635        $201,799
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                        $24,030        $26,254         $25,535
Cash Dividends on Common Stock (in thousands)                                 $22,000        $22,000         $20,000
Return on Average Common Equity (percent)                                       15.13          16.85           16.88
Total Assets (in thousands)                                                  $352,505       $340,050        $349,887
Gross Property Additions (in thousands)                                       $19,478        $20,086         $18,831
-----------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                          $159,841       $157,811        $153,737
Preferred stock                                                                20,000         20,000          22,300
Preferred and preference stock subject
     to mandatory redemption                                                        -              -           2,884
Long-term debt                                                                119,280        112,377         117,522
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                $299,121       $290,188        $296,443
=======================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                              53.4           54.4            51.9
Preferred and preference stock                                                    6.7            6.9             8.5
Long-term debt                                                                   39.9           38.7            39.6
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   100.0          100.0           100.0
=======================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                         30,000              -          30,000
Retired                                                                        22,500          9,135          18,275
Preferred and Preference Stock (in thousands):
Issued                                                                              -              -               -
Retired                                                                             -          5,374           6,591
-----------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                       A1             A1              A1
     Standard and Poor's                                                            A              A               A
Preferred Stock -
     Moody's                                                                     ""a2"          ""a2"           ""a2"
     Standard and Poor's                                                           A-             A-              A-
-----------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                    97,446         96,452          94,766
Commercial                                                                     12,153         12,045          12,298
Industrial                                                                         73             76              69
Other                                                                             897            867             856
-----------------------------------------------------------------------------------------------------------------------
Total                                                                         110,569        109,440         107,989
=======================================================================================================================
Employees (year-end)                                                              672            648             643

Note:
NR = Not Rated


                                       22B

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1997 Annual Report

====================================================================================================
                                                                                1988           1987
----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                           $182,440       $174,707
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                       $24,272        $22,086
Cash Dividends on Common Stock (in thousands)                                $11,700        $10,741
Return on Average Common Equity (percent)                                      17.03          17.03
Total Assets (in thousands)                                                 $347,051       $340,109
Gross Property Additions (in thousands)                                      $23,254        $32,276
----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                         $148,883       $136,207
Preferred stock                                                               22,300          2,300
Preferred and preference stock subject
     to mandatory redemption                                                   3,075          9,665
Long-term debt                                                                98,285        129,329
----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                               $272,543       $277,501
====================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                             54.6           49.1
Preferred and preference stock                                                   9.3            4.3
Long-term debt                                                                  36.1           46.6
----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  100.0          100.0
====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                             -              -
Retired                                                                       12,231         10,239
Preferred and Preference Stock (in thousands):
Issued                                                                        20,000              -
Retired                                                                          553            588
----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                      A1             A3
     Standard and Poor's                                                          A-             A-
Preferred Stock -
     Moody's                                                                    ""a2"            NR
     Standard and Poor's                                                        BBB+           BBB+
----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                   93,486         92,094
Commercial                                                                    12,135         11,812
Industrial                                                                        69             67
Other                                                                            828            762
----------------------------------------------------------------------------------------------------
Total                                                                        106,518        104,735
====================================================================================================
Employees (year-end)                                                             655            655

Note:
NR = Not Rated




                                       22C


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1997 Annual Report
==============================================================================================================================
                                                                                          1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                            $96,587       $101,607         $95,208
Commercial                                                                              78,949         80,494          75,117
Industrial                                                                              35,301         37,077          36,040
Other                                                                                    8,621          8,804           8,386
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                           219,458        227,982         214,751
Sales for resale - non-affiliates                                                        3,467          1,998           1,851
Sales for resale - affiliates                                                            2,052          3,130           7,200
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               224,977        233,110         223,802
Other revenues                                                                           1,300            964           1,927
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 $226,277       $234,074        $225,729
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          1,428,337      1,456,651       1,402,148
Commercial                                                                           1,156,078      1,141,218       1,099,570
Industrial                                                                             881,261        838,753         887,141
Other                                                                                  124,490        126,215         126,057
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         3,590,166      3,562,837       3,514,916
Sales for resale - non-affiliates                                                       94,280         91,610          87,747
Sales for resale - affiliates                                                           54,509         41,808          63,731
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                3,738,955      3,696,255       3,666,394
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               6.76           6.98            6.79
Commercial                                                                                6.83           7.05            6.83
Industrial                                                                                4.01           4.42            4.06
Total retail                                                                              6.11           6.40            6.11
Sale for resale                                                                           3.71           3.84            5.98
Total sales                                                                               6.02           6.31            6.10
Residential Average Annual Kilowatt-Hour Use Per Customer                               13,231         13,771          13,478
Residential Average Annual Revenue Per Customer                                        $894.73        $960.58         $915.15
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                    788            788             788
Maximum Peak-Hour Demand (megawatts):
Winter                                                                                     625            666             630
Summer                                                                                     802            811             811
Annual Load Factor (percent)                                                              54.3           53.1            52.9
Plant Availability - Fossil-Steam (percent)                                               93.7           77.6            83.3
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      34.4           27.7            23.9
Oil and gas                                                                                5.2            3.1             5.9
Purchased power -
     From non-affiliates                                                                   1.4            2.1             2.3
     From affiliates                                                                      59.0           67.1            67.9
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0           100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     11,495         11,888          12,146
Cost of fuel per million BTU (cents)                                                    197.19         203.36          179.25
Average cost of fuel per net kilowatt-hour generated (cents)                              2.27           2.42            2.18
==============================================================================================================================


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1997 Annual Report
==============================================================================================================================
                                                                                          1994           1993            1992
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                            $89,195        $93,883         $82,670
Commercial                                                                              71,227         71,320          64,756
Industrial                                                                              32,906         36,180          33,171
Other                                                                                    7,946          7,810           7,095
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                           201,274        209,193         187,692
Sales for resale - non-affiliates                                                        4,786          6,021           7,821
Sales for resale - affiliates                                                            6,446          2,433           1,505
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               212,506        217,647         197,018
Other revenues                                                                            (721)           795             743
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 $211,785       $218,442        $197,761
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          1,298,122      1,329,362       1,216,993
Commercial                                                                           1,045,831      1,015,935         953,840
Industrial                                                                             799,543        854,324         861,121
Other                                                                                  119,593        115,969         110,270
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         3,263,089      3,315,590       3,142,224
Sales for resale - non-affiliates                                                      201,716        247,203         367,066
Sales for resale - affiliates                                                           93,001         75,384          37,632
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                3,557,806      3,638,177       3,546,922
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               6.87           7.06            6.79
Commercial                                                                                6.81           7.02            6.79
Industrial                                                                                4.12           4.23            3.85
Total retail                                                                              6.17           6.31            5.97
Sale for resale                                                                           3.81           2.62            2.30
Total sales                                                                               5.97           5.98            5.55
Residential Average Annual Kilowatt-Hour Use Per Customer                               12,686         13,269          12,369
Residential Average Annual Revenue Per Customer                                        $871.68        $937.07         $840.23
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                    788            628             628
Maximum Peak-Hour Demand (megawatts):
Winter                                                                                     617            524             533
Summer                                                                                     729            747             695
Annual Load Factor (percent)                                                              54.3           54.1            55.0
Plant Availability - Fossil-Steam (percent)                                               81.0           90.2            89.1
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      18.6           21.5            12.0
Oil and gas                                                                                1.8            4.5             2.9
Purchased power -
     From non-affiliates                                                                   1.5            0.9             1.0
     From affiliates                                                                      78.1           73.1            84.1
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0           100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     11,786         11,515          12,547
Cost of fuel per million BTU (cents)                                                    205.03         215.97          201.50
Average cost of fuel per net kilowatt-hour generated (cents)                              2.42           2.49            2.53
==============================================================================================================================



                                       24A


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1997 Annual Report
==================================================================================================================
                                                                              1991           1990            1989
------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                $80,541        $87,063         $85,113
Commercial                                                                  61,827         65,462          65,474
Industrial                                                                  30,492         30,237          28,304
Other                                                                        6,561          6,782           6,892
------------------------------------------------------------------------------------------------------------------
Total retail                                                               179,421        189,544         185,783
Sales for resale - non-affiliates                                            7,813          9,482           8,814
Sales for resale - affiliates                                                1,430          5,566           6,025
------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                   188,664        204,592         200,622
Other revenues                                                                 982          1,043           1,177
------------------------------------------------------------------------------------------------------------------
Total                                                                     $189,646       $205,635        $201,799
==================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                              1,195,005      1,183,486       1,109,976
Commercial                                                                 925,757        892,931         839,756
Industrial                                                                 825,862        644,704         561,063
Other                                                                      106,683        103,539         101,164
------------------------------------------------------------------------------------------------------------------
Total retail                                                             3,053,307      2,824,660       2,611,959
Sales for resale - non-affiliates                                          372,085        441,090         437,943
Sales for resale - affiliates                                               32,581        294,042         303,142
------------------------------------------------------------------------------------------------------------------
Total                                                                    3,457,973      3,559,792       3,353,044
==================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                   6.74           7.36            7.67
Commercial                                                                    6.68           7.33            7.80
Industrial                                                                    3.69           4.69            5.04
Total retail                                                                  5.88           6.71            7.11
Sale for resale                                                               2.28           2.05            2.00
Total sales                                                                   5.46           5.75            5.98
Residential Average Annual Kilowatt-Hour Use Per Customer                   12,323         12,339          11,781
Residential Average Annual Revenue Per Customer                            $830.54        $907.68         $903.37
Plant Nameplate Capacity Ratings (year-end) (megawatts)                        605            605             605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                         526            428             548
Summer                                                                         691            648             613
Annual Load Factor (percent)                                                  54.1           53.2            52.4
Plant Availability - Fossil-Steam (percent)                                   76.9           89.6            94.7
------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                          16.3           52.8            63.5
Oil and gas                                                                    1.7            3.4             1.4
Purchased power -
     From non-affiliates                                                       0.4            0.8             1.5
     From affiliates                                                          81.6           43.0            33.6
------------------------------------------------------------------------------------------------------------------
Total                                                                        100.0          100.0           100.0
==================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                         10,917         10,741          10,611
Cost of fuel per million BTU (cents)                                        199.42         188.18          180.48
Average cost of fuel per net kilowatt-hour generated (cents)                  2.18           2.02            1.92
==================================================================================================================



                                       24B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1997 Annual Report
==============================================================================================================
                                                                                          1988           1987
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                            $81,098        $79,785
Commercial                                                                              62,640         60,285
Industrial                                                                              26,865         27,422
Other                                                                                    6,557          6,315
--------------------------------------------------------------------------------------------------------------
Total retail                                                                           177,160        173,807
Sales for resale - non-affiliates                                                          808              -
Sales for resale - affiliates                                                            3,567              -
--------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               181,535        173,807
Other revenues                                                                             905            900
--------------------------------------------------------------------------------------------------------------
Total                                                                                 $182,440       $174,707
==============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          1,067,411      1,044,554
Commercial                                                                             806,687        775,643
Industrial                                                                             533,604        557,281
Other                                                                                   97,072         94,949
--------------------------------------------------------------------------------------------------------------
Total retail                                                                         2,504,774      2,472,427
Sales for resale - non-affiliates                                                       24,168              -
Sales for resale - affiliates                                                          156,106              -
--------------------------------------------------------------------------------------------------------------
Total                                                                                2,685,048      2,472,427
==============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               7.60           7.64
Commercial                                                                                7.77           7.77
Industrial                                                                                5.03           4.92
Total retail                                                                              7.07           7.03
Sale for resale                                                                           2.43           -
Total sales                                                                               6.76           7.03
Residential Average Annual Kilowatt-Hour Use Per Customer                               11,489         11,481
Residential Average Annual Revenue Per Customer                                        $872.87        $876.95
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                    605            605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                                     471            414
Summer                                                                                     574            562
Annual Load Factor (percent)                                                              53.4           53.6
Plant Availability - Fossil-Steam (percent)                                               77.1           81.2
--------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      79.8           74.3
Oil and gas                                                                                5.4            4.4
Purchased power -
     From non-affiliates                                                                   5.9           19.9
     From affiliates                                                                       8.9            1.4
--------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0
==============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,683         10,551
Cost of fuel per million BTU (cents)                                                    178.31         176.10
Average cost of fuel per net kilowatt-hour generated (cents)                              1.90           1.86
==============================================================================================================



                                       24C